Exhibit 99.1

For Immediate Release

March 23, 2012

First Community Financial Corporation President and CEO Resigns

Mifflintown, PA: First Community Financial Corporation announced today the resignation of Jody D. Graybill as President and Chief Executive Officer. Mr. Graybill also resigned as a member of the Board of the Company and as President and CEO of The First National Bank of Mifflintown, the Company’s wholly owned banking subsidiary.

Scott E. Fritz, currently Vice President and Commercial Loan Officer of the Bank, has been appointed Interim President of the Company and Bank.

Timothy P. Stayer, the current Vice President of Marketing and Community Banking Services Division Manager of the Bank also has been appointed as Chief Operating Officer of the Company and the Bank.

Mr. Graybill joined the Company in 1987 and has been President of the Company and Bank since 2006. On behalf of the Board of Directors, John P. Henry, III, Chairman of the Board, stated: “During his tenure, the Bank expanded into new markets and positioned itself to remain competitive in the ever changing financial services industry. We wish him well in his future endeavors”.

First Community Financial Corporation, through its subsidiary, The First National Bank of Mifflintown, operates 13 offices in Juniata, Perry and Mifflin Counties. For more information, visit the Company’s website at www.fnbmifflintown.com and view the Investor Relations page where comprehensive investor information is available concerning First Community Financial Corporation.

CONTACT: Bobbi Leister Corporate Relations/Marketing Officer 866-950-2144 bleister@fnbmifflintown.com